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                                  EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Geographics, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-49888) on Form S-8 of Geographics, Inc. of our report dated June 28, 2001, relating to the consolidated balance sheet of Geographics, Inc. and subsidiaries as of March 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year ended March 31, 2001, and all related schedules, which report appears in the March 31, 2001, annual report on Form 10-K of Geographics, Inc.

Our report dated June 28, 2001, contains an explanatory paragraph that states that the Company has suffered a net loss, has a working capital deficiency, and an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/KPMG LLP

July 16, 2001
Seattle, Washington